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                                                                 EXHIBIT 10.3(c)

The following is a description of the performance criteria used for performance-accelerated restricted stock (TARSAP and PARSAP) awards granted prior to 2005 under the 1992 Restricted Stock Incentive Plan and the 2003 Equity Compensation Plan:

The primary performance criteria are based on the Company's total shareholder return (TSR) targets established at the beginning of each performance period. Through 2004, TSR targets are based on the Company's percentile ranking in the 100-bank peer group discussed below, with the condition that TSR must be a positive number. If the TSR targets are not met, the award may still vest on an accelerated basis if certain alternative criteria are achieved. Those alternative criteria are based upon our percentile ranking within the 100-bank peer group with respect to a certain operating earnings per share (EPS) growth rate and a certain percentile ranking based on operating return on equity (ROE); however, vesting will not accelerate unless TSR is a positive number. The 100-bank peer group used for this purpose consists of approximately the 100 largest banking organizations by asset size traded on U.S. exchanges, measured at the time of each grant.